CONFIRMING STATEMENT


This Statement confirms that the undersigned, David Z. Richards, Jr.,has authorized and designated each of Melanie A. Lazzari, Kendra
J. Milner or Timothy P. McKee to execute and file on the undersigned's behalf all Forms 3, 4, 5 and 144 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange
Commission as a result of the undersigned's ownership of or transactions in securities of S&T Bancorp, Inc. The authority of Melanie A.
Hubler, Kendra J. Milner or Timothy P. McKee under this Statement shall continue until the undersigned is no longer required to file Forms
3, 4, 5, and 144 with regard to his/her
ownership of or transactions in securities of S&T Bancorp, Inc., unless earlier revoked in writing. The undersigned acknowledges that
Melanie A. Hubler, Kendra J. Milner or Timothy
P. McKee are not assuming any of the
undersigned's responsibilities to comply with Section 16 of the Securities Exchange
Act of 1934.


/s/ David Z. Richards, Jr.


Date:  _03/06/2014____________________